Exhibit 3.1

THE MEMORANDUM OF ASSOCIATION

1) Name of the Company:

a) In English: ELBIT IMAGING LTD.

b) In Hebrew: אלביט הדמיה בע"מ

2) Objects of the Company:

(a) To engage in the development, production, assembly, marketing, sale and service of technological and electronic systems in the field of medical imaging and ancillary products.

(b) To engage in any business or occupation for the purposes of gain, as will be determined or defined by the Board of Directors of the Company from time to time.

3. Limitation of Liability:

The liability of the members is limited.

4. The share capital:

The authorized share capital of the Company is eleven million, six hundred and sixty six thousand and six hundred and sixty seven (11,666,667) Ordinary Shares of no nominal value, having equal rights.

We, the undersigned hereunder wish to become associated as a company in accordance with this Memorandum of Association and we agree to take up the number of the shares of the capitals of the Company as are registered beside his name.

Details of the subscriber	No. of shares taken up	Signatures

1. Aya Yoffe, identity number 23940430	1	( - )
2. Esther Dallal, identity number 23637119	1	( - )

Dated the 9th day of the month of July 1996

Witness to signature

Signature

(_______)